NINTH AMENDMENT TO CREDIT AGREEMENT

THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), is made and entered into as of January 3, 2011, by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the "Borrower"), the Lenders that are a party to the Credit Agreement (as defined below), and WB QT, LLC, a Delaware limited liability company, a Lender and as agent for the Lenders (in such capacity, the "Agent").

RECITALS

A. The Lenders, the Agent and the Borrower entered into a Credit Agreement dated as of January 31, 2007, as amended by a First Amendment to Credit Agreement dated as of September 13, 2007, a Second Amendment to Credit Agreement dated as of November 6, 2007, a Waiver and Agreement dated as of December 14, 2007, a Third Amendment to Credit Agreement dated as of January 16, 2008, a Fourth Amendment to Credit Agreement dated as of May 30, 2008, a Fifth Amendment to Credit Agreement, dated as of March 12, 2009, a Sixth Amendment to Credit Agreement, dated as of May 27, 2009, a Seventh Amendment to Credit Agreement, dated as of July 10, 2009 and an Eighth Amendment to Credit Agreement, dated as of April 30, 2010 (as so amended, the "Credit Agreement"); and

B. The Borrower desires to amend certain provisions of the Credit Agreement, and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

    Definitions. Section 1.1 of the Credit Agreement is amended by adding the following definitions:

    "Forbearance Agreement" means that certain Forbearance Agreement by and between Agent and Borrower dated as of the date hereof.

    "Ninth Amendment Effective Date" shall mean January 3, 2011.

    "Non-Revolving Commitment" means $5,000,000.

    "Non-Revolving Revolving Credit Facility" means the non-revolving loans made to the Borrower in an amount not to exceed, in the aggregate, the Non-Revolving Commitment.

    "Non-Revolving Credit Fee" means $50,000.

    "Restricted Common Stock" means shares of Common Stock which are, or which upon their issuance upon the exercise of any warrant would be, "restricted securities" as the term is defined in Rule 144(a)(3) promulgated under the Securities Act of 1933, as amended.

    "Specified Default" has the meaning assigned to such term in the Forbearance Agreement.

    The following new Section 2.3 is added to the Credit Agreement:

    2.3 Non-Revolving Credit Facility. Provided that no uncured Event of Default exists under the Credit Agreement, other than a Specified Default, the Borrower will have the right to obtain advances and the Agent will make or cause to be made advances under the Non-Revolving Credit Facility from time to time on any Business Day during the period from the Ninth Amendment Effective Date until (but excluding) April 30, 2011 (the "Non-Revolving Maturity Date") in an aggregate amount not to exceed at any one time outstanding the Non-Revolving Commitment and further subject to the following terms and conditions:

    2.3.1 The Borrower shall deliver to Agent a written notice of borrowing (an "Advance Request"), which Advance Request shall be irrevocable and shall be deemed a representation by the Borrower that on the date of the Advance Request and after giving effect to the advance under the Non-Revolving Credit Facility no uncured Event of Default exists under the Credit Agreement (other than a Specified Default).

    2.3.2 Within five (5) Business Days of the Agent's receipt of an Advance Request, the Agent, subject to the terms and conditions hereof, will make or cause the Lenders to make an advance in the amount set forth in the Advance Request.

    2.3.3 All advances under the Non-Revolving Credit Facility will be paid in full on or before the Non-Revolving Maturity Date. Borrower may pre-pay the principal amounts outstanding under the Non-Revolving Credit Facility at any time prior to the Non-Revolving Maturity Date. Borrower will execute and deliver a Non-Revolving Credit Note in the form and substance acceptable to the Lenders concurrently with the execution and delivery of this Amendment.

    2.3.4 No interest on the unpaid balance of all advances under the Non-Revolving Revolving Credit Facility shall accrue until the Non-Revolving Maturity Date and in the event all amounts owing under the Non-Revolving Credit Facility are not paid on Non-Revolving Maturity Date then interest will accrue at a rate equal to ten percent (10%) per annum.

    2.3.5 The indebtedness owed by the Borrower pursuant to the Non-Revolving Credit Facility will be secured by the Collateral under the Credit Agreement and the other Loan Documents.

    2.3.6 The Non-Revolving Credit Commitment Fee shall be paid when the Borrower requests the first Advance under the Non-Revolving Credit Commitment.

    Termination of Commitment Letter. For good and valuable consideration Borrower, Lender, and Agent hereby agree to terminate the letter dated August 3, 2009 as amended, supplemented and replaced (the "Original Commitment") signed by Whitebox Advisors, LLC. Upon execution of this Amendment it is agreed that the Original Commitment shall be terminated in its entirety with no binding effect on either Whitebox Advisors, LLC, Agent, Lender, or Borrower.

    Warrants. Upon the execution of this Amendment Borrower shall issue, Lenders shall receive a warrant entitling the holder to purchase at the Exercise Price (as defined herein) that number of shares of Restricted Common Stock of the Borrower determined by dividing fifty percent (50%) of the Non-Revolving Commitment by the Exercise Price, which warrant will be exercisable from the date of issuance until 3 years thereafter. For the purposes of this Amendment and the warrant, the "Exercise Price" shall be equal to the greater of (a) the consolidated closing bid price for a share of the Borrower's common stock determined in accordance with applicable Nasdaq listing rules on the trading day immediately preceding the date of this Amendment or (b) the book value of the Borrower per share of its Common Stock on such date. The warrant shall contain a cashless exercise feature, standard anti-dilution provisions for stock splits, stock dividends and transactions of a similar nature and the warrant, together with the Restricted Common Stock issuable upon exercise of the warrant, will contain customary restrictive legends required by applicable federal and state securities laws. Borrower and Agent, for itself and any other participating Lenders, agree to the provisions of this Section 3 of this Amendment in reliance upon an exemption from securities registration afforded to accredited investors by the provisions of Section 4(2) and Regulation D under the Securities Act of 1933, as amended.

    Legal Expenses. The Agent waives any right to be reimbursed pursuant to Section 11.5 of the Credit Agreement for the expenses incurred in connection with the negotiation, preparation and execution of this Amendment and the Non-Revolving Credit Note.

    Counterparts. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Amendment Documents may execute any such agreement by executing a counterpart of such agreement.

[Signatures appear on following page]

This Agreement is made and entered into on the date first written above.

QUANTUM FUEL SYSTEMS WB QT, LLC, for itself and on behalf

TECHNOLOGIES WORLDWIDE, INC. of the Lenders

By: /s/ W. Brian Olson By: /s/ Jonathan Wood

Name: W. Brian Olson Name: Jonathan Wood

Title: Chief Financial Officer Title: Director